EXHIBIT 10.4

MAKE GOOD ESCROW AGREEMENT

This Securities Escrow Agreement (the "Make Good Escrow Agreement"), dated as of August 31, 2010, is entered into by and among GHN Agrispan Holding Company, a Nevada corporation (the "Company"), Ms. Chui Wai Chun (the “Make Good Pledgor”), the Investors (as defined below), National Securities Corporation, as placement agent ("Placement Agent) and Globex Transfer LLC, as escrow agent ("Escrow Agent").

WHEREAS, each of the investors in the private offering of securities of the Company (the “Investors”) has entered into a Securities Purchase Agreement, dated as of the date hereof (the “SPA”), evidencing their participation in the Company's private offering (the “Offering”) of securities.  As an inducement to the Investors to participate in the Offering and as set forth in the SPA, the Make Good Pledgor have agreed to place the “Escrow Shares” (as defined in Section 2 hereto) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds.

WHEREAS, pursuant to the requirements of the SPA, the Company and the Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Escrow Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Escrow Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.           Appointment of Escrow Agent. The Make Good Pledgor, the Company, the Placement Agent and each Investor hereby appoint Globex Transfer LLC as Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Escrow Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2.           Establishment of Escrow.  Within three Trading Days of the execution of the SPA, the Make Good Pledgor shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing a number of shares (the “Escrow Shares”) of the Company's common stock, par value $0.001 per share (“Common Stock”), equal to the number of Shares issued at Closing, along with medallion guaranteed stock powers (or such other signed instrument of transfer acceptable to the Company’s transfer agent to enable the transfer of such Escrow Shares in accordance with Section 4).  The Make Good Pledgor hereby agree that their obligation to transfer the Escrow Shares to Investors pursuant to Section 4.12 of the SPA and this Make Good Escrow Agreement shall run to the benefit of the holders (“Holders”) of Shares from time to time and such rights shall automatically be assigned to any transferee of Shares in conjunction with negotiated sales or transfers of such Shares.

3.           Representations of Make Good Pledgor and the Company.  Each of the Make Good Pledgor and the Company hereby represents and warrants, severally and not jointly, as to itself only, to the Investors as follows:

a.           The Escrow Shares of the Make Good Pledgor are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.  Upon any transfer of Escrow Shares to Holders hereunder, Holders will receive full right, title and authority to such shares as holders of Common Stock of the Company.

b.           Performance of this Make Good Escrow Agreement and compliance with the provisions hereof will not violate any provision of any applicable law (including without limitation any law or regulation of the People’s Republic of China) and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4.           Disbursement of Escrow Shares.

a.           If the EBIT for the fiscal year ended December 31, 2010 as reported in the 2010 Annual Report (the “2010 Actual EBIT”) is less than $7,000,000 (the “2010 Guaranteed EBIT”), then Holders shall be entitled to receive on a “pro rata” basis some or all of the Escrow Shares as follows:

If the percentage determined by dividing the 2010 Actual EBIT by the 2010 Guaranteed EBIT is:

i.	less than one hundred percent (100%), but at least ninety-five percent (95%), then five percent (5%) of the Escrow Shares shall be released to the Investors;

ii.	less than ninety-five percent (95%), but at least eighty-five percent (85%), then twenty-five percent (25%) of the Escrow Shares shall be released to the Investors;

iii.	less than eighty-five percent, but at least sixty-five percent (65%), then fifty percent (50%) of the Escrow Shares shall be released to the Investors;

iv.	less than sixty-five percent (65%), but at least fifty percent (50%), then seventy-five percent (75%) of the Escrow Shares shall be released to the Investors; and

v.	less than fifty percent (50%), then one hundred percent (100%) of the Escrow Shares shall be release to the Investors.

b.           If the EBIT for the fiscal year ended December 31, 2011 as reported in the 2011 Annual Report (the “2011 Actual EBIT”) is less than $9,000,000 (the “2011 Guaranteed EBIT”), then Holders shall be entitled to receive on a “pro rata” basis some or all of the Escrow Shares that remain in escrow at such time (the “Remaining Escrow Shares”), as follows:

If the percentage determined by dividing the 2011 Actual EBIT by the 2011 Guaranteed EBIT is:

i.	less than one hundred percent (100%), but at least ninety-five percent (95%), then five percent (5%) of the Remaining Escrow Shares shall be released to the Investors;

ii.	less than ninety-five percent (95%), but at least eighty-five percent (85%), then twenty-five percent (25%) of the Remaining Escrow Shares shall be released to the Investors;

iii.	less than eighty-five percent, but at least sixty-five percent (65%), then fifty percent (50%) of the Remaining Escrow Shares shall be released to the Investors;

iv.	less than sixty-five percent (65%), but at least fifty percent (50%), then seventy-five percent (75%) of the Remaining Escrow Shares shall be released to the Investors; and

v.	less than fifty percent (50%), then one hundred percent (100%) of the Remaining Escrow Shares shall be release to the Investors.

If the 2011 Actual EBIT is greater than or equal to the 2011 Guaranteed EBIT, then all of the Remaining Escrow Shares shall be released to the Make Good Pledgor.

c.           The determination regarding the number and the distribution, if any, of the Escrow Shares to be distributed to Holders pursuant to Section 4(a) shall be made by the Company and the Placement Agent within 10 Business Days after the date the Company is required to file its 2010 Annual Report with the Commission (after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act).  In the event that the Company does not file its 2010 Annual Report with the Commission within 60 days after the date such filing was required, after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act, all of the Escrow Shares shall be delivered to Holders on a pro rata basis within 10 Business Days following the expiration of such 60 day period.

d.           The determination regarding the number and the distribution, if any, of the Remaining Escrow Shares to be distributed to Holders pursuant to Section 4(b) shall be made by the Company and the Placement Agent within 10 Business Days after the date the Company is required to file its 2011 Annual Report with the Commission (after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act).  In the event that the Company does not file its 2011 Annual Report with the Commission within 60 days after the date such filing was required, after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act, all of the Remaining Escrow Shares shall be delivered to Holders on a pro rata basis within 10 Business Days following the expiration of such 60 day period.

e.           Within 10 Business Days after the final determination of the number of Escrow Shares to which Holders are entitled calculated in the manner set forth above, the Placement Agent and the Company shall give joint written instructions to the Escrow Agent to, and upon receipt of such written instructions the Escrow Agent shall, within five Business Days after receipt of such instructions deliver to Holders on a “pro rata” basis such number of Escrow Shares as set forth in such instructions.  If less than all of the Remaining Escrow Shares are delivered to Holders, the Escrow Agent shall return the undistributed Remaining Escrow Shares to the Make Good Pledgor pursuant to the joint instructions of the Placement Agent and the Company.  For purposes of this Section “pro rata” means the percentage that the number of Shares held by A Holder bears to the total outstanding Shares.

f.           In the event that the Company and the Placement Agent cannot agree on the number of the Escrow Shares or Remaining Escrow Shares, as the case may be, to which the Holders are entitled within the 10 Business Day period provided in clauses (c) or (d) above, then the Company shall select a nationally-recognized, independent accounting firm registered with the Public Company Accounting Oversight Board (the “Independent Expert”) and the Company and the Placement Agent shall jointly retain and refer their disagreements for final determination to the Independent Expert.  The Company and the Placement Agent shall instruct the Independent Expert promptly to review this Section 4 and to determine (i) 2010 Actual EBIT or 2011 Actual EBIT, as the case may be, based solely on the terms of this Agreement and (ii) the number of the Escrow Shares or Remaining Escrow Shares, as the case may be, to which the Holders are entitled, if any.  The Company and the Placement Agent shall request that the Independent Expert deliver to the Company and the Placement Agent, as promptly as practicable but in no event later than twenty (20) calendar days after its retention, a report that sets forth its calculation of 2010 Actual EBIT or 2011 Actual EBIT, as the case may be, and its determination of the number of the Escrow Shares or Remaining Escrow Shares, as the case may be, to which the Holders are entitled, if any.  The decision of the Independent Expert shall be final, conclusive and binding on the parties.  The costs and expenses of the Independent Expert shall be borne by the Company.  Each of the Company and the Placement Agent agrees to promptly execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities by the Company and the Make Good Pledgor in favor of the Independent Expert.

g.           Notwithstanding anything to the contrary set forth herein, in the event of the conversion of shares of Preferred Stock, the shares of Preferred Stock so converted shall remain outstanding for the purpose of receiving distribution of Escrow Shares pursuant to this Section.

h.           Notwithstanding anything to the contrary set forth herein, only Holders of Shares as of the date of any release of Escrow Shares hereunder shall be entitled to their pro rata portion of the Escrow Shares to be released at such time calculated based on their ownership interest at the time when the applicable Escrow Shares become deliverable hereunder.

5.           Duration. This Make Good Escrow Agreement shall terminate on the distribution of all the Escrow Shares.  The Company agrees to provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6.           Escrow Shares.  If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Escrow Agreement, (i) to the extent any additional, customary instruments of transfer are required in order to evidence and consummate the transfer of the Escrow Shares from the Make Good Pledgor to the Investors, the Make Good Pledgor covenants and agrees to execute and deliver all such additional instruments of transfer as are reasonably requested by an Investor and (ii) following its receipt of the documents referenced in Section 6(i), the Company covenants and agrees to promptly reissue such Escrow Shares in the applicable Investor’s name and deliver the same as directed by such Investor.  Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Escrow Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Make Good Pledgor.  Should the Escrow Agent receive dividends or voting materials, such items shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor.

7.           Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Escrow Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or Placement Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. In addition, Escrow Agent and/or Placement Agent shall institute an appropriate interpleader action upon receipt of a written letter of direction executed by the Make Good Pledgor and the Company so directing either Escrow Agent or Placement Agent.  If Escrow Agent or Placement Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and Placement Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Escrow Agreement with respect to the Escrow Shares and any other obligations hereunder.  The Company shall indemnify the Escrow Agent and/or the Placement Agent pursuant to the provisions of Section 8 hereof for any costs incurred in connection with any interpleader action instituted pursuant to this Section 7.

8.           Exculpation and Indemnification of Escrow Agent and Placement Agent

a.           Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise.  Escrow Agent acts under this Make Good Escrow Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document.  Except for this Make Good Escrow Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Escrow Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

b.           Placement Agent’s sole obligation under this Make Good Escrow Agreement is to provide prompt joint written instructions with the Company to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof and the final determination of the number of Escrow Shares to which Holders are entitled) directing the distribution of the Escrow Shares.  Placement Agent will provide such joint written instructions promptly upon the final determination of the number of Escrow Shares to which Holders are entitled as provided in Section 4 hereof.  Placement Agent is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto.  If there is any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Placement Agent) in connection with such financial reports of the Company, Placement Agent shall have no obligation or liability to any party hereunder.

c.           Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct.  Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Escrow Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

d.           The Company and the Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, Placement Agent and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Placement Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Escrow Agreement or the services of Escrow Agent or Placement Agent hereunder; except, that if Escrow Agent or Placement Agent is guilty of willful misconduct, gross negligence or fraud under this Make Good Escrow Agreement, then Escrow Agent or Placement Agent, as the case may be, will bear all losses, damages and expenses arising as a result of such willful misconduct, gross negligence or fraud.  Promptly after the receipt by Escrow Agent or Placement Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Placement Agent, as the case may be, will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 8 shall survive the termination of this Make Good Escrow Agreement.

9.           Compensation of Escrow Agent.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Escrow Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Escrow Agreement, or there is any assignment of interest in the subject matter of this Make Good Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Escrow Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  Except with respect to an interpleader action which may be brought pursuant to Section 7 hereof, prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10.           Resignation of Escrow Agent.  At any time, upon ten (10) days' written notice to the Company and the Placement Agent, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11.           Records.  Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Make Good Escrow Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12.           Notice.  All notices, communications and instructions required or desired to be given under this Make Good Escrow Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, overnight courier or facsimile transmission, to the addresses and facsimile numbers listed on the signature page hereto.

13.           Execution in Counterparts.  This Make Good Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or electronic portable document format, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic portable document format signature page were an original thereof.

14.           Assignment and Modification.  This Make Good Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of the Placement Agent. This Make Good Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and the Placement Agent. This Make Good Agreement and the rights and obligations hereunder of the Make Good Pledgor may not be assigned by the Make Good Pledgor. Subject to the requirements under federal and state securities laws, the rights of any Investor under this Make Good Agreement shall be assigned to any transferee of Shares in conjunction with negotiated sales or transfers of such Shares without any consent from any other party.  Subject to the foregoing, this Make Good Escrow Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No other person will acquire or have any rights under, or by virtue of, this Make Good Escrow Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Escrow Agreement.  This Make Good Escrow Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company, the Make Good Pledgors and the Placement Agent (upon consent of Holders holding a majority of the Shares issued at Closing under the SPA.)

15.           Applicable Law.  This Make Good Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Make Good Escrow Agreement shall be commenced exclusively in New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Action, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Action has been commenced in an improper or inconvenient forum.

16.           Headings.  The headings contained in this Make Good Escrow Agreement are for convenience of reference only and shall not affect the construction of this Make Good Escrow Agreement.

17.           Authorized Signers.  The Company will execute Exhibit C-1 and deliver an executed Exhibit C-2 to this Make Good Escrow Agreement concurrent with the execution hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Make Good Escrow Agreement as of the date set forth opposite their respective names.

GHN AGRISPAN HOLDING COMPANY

By:
Name:
Title:

Address:

GHN Agrispan Holding Company
402 M, No. 16 Xinfeng 3rd Road
Xiamen City, PRC
Attn.: President

Facsimile:
(86)05925738806

Make Good Pledgor

Ms. Chui Wai Chun

Address:

Facsimile:

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

INVESTORS: By: Address: Facsimile:

ESCROW AGENT:

GLOBEX TRANSFER LLC

By:

Address:

Facsimile:

NATIONAL SECURITIES CORP:

By:

Address:
National Securities Corporation
330 Madison Avenue, 18th Floor
New York, NY 10017
Attention.: Jonathan C. Rich

Facsimile:
(212) 380 2828

Exhibit A

The table below represents the number of Escrow Shares deposited with the Escrow Agent by the Make Good Pledgor and subject to release to the Investors in accordance with the operation of Section 4 of the attached Make Good Escrow Agreement.

Escrow Shares
2,600,000

Exhibit A
Make Good Escrow Agreement

The table below represents the number of Escrow Shares respectively, which shall be released to each Investor in accordance with the operation of Section 4 of the attached Make Good Escrow Agreement.

Investor’s Legal Name	Shares
Anson Investments Master Fund, LP	300,000
Cape One Financial Master Fund Ltd.	300,000
Chestnut Ridge Partnership	400,000
Shira Capital LLC	600,000
Taylor International Fund Ltd.	500,000
Silver Rock II, Ltd.	500,000

2,600,000

Exhibit A
Make Good Escrow Agreement

Exhibit B

ESCROW AGENT FEES

US $0

Exhibit B
Make Good Escrow Agreement

Exhibit C-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:

Account Number:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Company and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of the Company.

Name / Title	Specimen Signature
_______________________________ Signature

_______________________________ Signature

Exhibit C-1
Make Good Escrow Agreement

Exhibit C-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:

Account Number:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as the authorized representatives of National Securities Corp. and are authorized to provide the documents, instruments and/or consents, including the written consents specified in Section 4, relating to the Investors and specified in the Make Good Escrow Agreement.

Name / Title	Specimen Signature
_______________________________ Signature
_______________________________ Signature

Exhibit C-2
Make Good Escrow Agreement